NEWS   FROM

Petroleum Development Corporation

FOR IMMEDIATE RELEASE:  November 30, 2005

CONTACT:  Steven R. Williams - (304) 842-3597   http://www.petd.com

Petroleum Development Corporation Granted NASDAQ Panel Extension

Bridgeport, West Virginia... Petroleum Development Corporation (NASDAQ/NMS PETDE) today announced it has received an extension of time from the NASDAQ Listing Qualifications Panel until December 16, 2005 to file its restated Annual Report on Form 10-K/A for the year ended December 31, 2004, the restated Quarterly report on Form 10-Q/A for the quarter ended March 31, 2005 and the Quarterly reports on Form 10-Q for the periods ended June 30, and September 30, 2005. The Company's stock will continue to be traded under the symbol PETDE until the filings are completed.  As previously disclosed, the Company is currently in violation of NASDAQ listing standards that require the Company to have current financial statements filed with the Securities and Exchange Commission.

The Company is continuing work on its Amended Annual Report on Form 10-K/A for the period ended December 31, 2004 and the Amended Quarterly Report on Form 10-Q/A for the quarter ended March 31, 2005, as well as the initial Quarterly Reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005. Each of the required financial statements must be completed in order because each successive report relies on the results and amendments of the earlier periods.  The Company is making every effort to complete all of the filings on or before December 16, 2005.

About Petroleum Development Corporation

Petroleum Development Corporation (www.petd.com) is an independent energy company engaged in the development, production and marketing of natural gas.  The Company operations are focused in the Rocky Mountains with additional operations in the Appalachian Basin and Michigan. During the third quarter of 2004, the Company was added to the S&P SmallCap 600 Index. Additionally, PDC was added to the Russell 3000 Index of companies in 2003.  PDC was named on the FSB: Fortune Small Business Magazine list of America's 100 Fastest-Growing Small Companies in 2001 and 2002.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although PDC believes the expectations reflected in such forward- looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, oil and gas prices, drilling program results, drilling results, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

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103 East Main Street • P. O. Box 26 • Bridgeport, West Virginia • Phone:  (304) 842-3597